Exhibit 99.1

Natural Alternatives International, Inc. Reports

Record Breaking Net Sales for Fiscal 2004

SAN MARCOS, CALIF, August 30, 2004 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, today announced that its net sales for fiscal 2004 were $78.5 million, the highest level in the company’s history. Net income for the fiscal year ended June 30, 2004 was $3.0 million, or $0.48 per diluted share. Net income improved $1.9 million, or 171%, over the prior year.

For the fiscal year ended June 30, 2004 net sales increased 40% to $78.5 million from $56.0 million in the prior year. Sales growth included a 50% increase in private label contract manufacturing sales. Net income increased to $3.0 million or $0.48 per diluted share, which compared favorably to $1.1 million or $0.18 per diluted share in the prior year.

NAI also reported record net sales for its fourth quarter ended June 30, 2004. Fourth quarter net sales of $23.3 million represents an increase of $2.1 million, or 10%, over the prior quarter, which was the Company’s previous high. Net sales increased $7.3 million, or 45%, over the comparable quarter last year. Net income for the fourth quarter increased to $1.0 million or $0.15 per diluted share from $247,000 or $0.04 per diluted share for the comparable quarter last year.

As of June 30, 2004, NAI had cash and working capital of $7.5 million and $17.5 million, respectively, compared to $5.5 million and $12.3 million, respectively, at June 30, 2003. During fiscal 2004, inventory increased $5.0 million in response to higher anticipated net sales and customer delivery requirements. In addition, the Company invested $3.3 million primarily in manufacturing equipment in fiscal 2004.

“We continue to focus on serving the needs of our valued primary customers and celebrate their tremendous growth,” stated CEO Mark Le Doux. “In fiscal 2004 we were also able to leverage our product formulation, regulatory affairs and the introduction of innovative products containing proprietary ingredients to obtain new customers. Our fiscal 2004 accomplishments demonstrate our team’s commitment to providing our customers with superior science-based products and value added services while building long term value for our stockholders.”

President Randell Weaver commented, “We are pleased with the fourth quarter and the full year. We have now posted three consecutive years of increased revenues and operating profits and expect to continue these trends. Our balance sheet reflects an improved cash position due to increased profits, effective working capital management and long-term borrowings from our new credit facilities. Cash flow from operations was $3.3 million even with significant investments in inventory and accounts receivable. During the year, we invested heavily in our facilities and equipment and expect to continue those investments in fiscal 2005. We also continue to evaluate expansion opportunities that could increase product lines or enhance our manufacturing capabilities.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results and our ability to continue to improve profitability, maintain adequate financing, improve liquidity, maintain revenue growth, and implement our strategic plan. We wish to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com .

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2004	June 30, 2003
ASSETS
Cash and cash equivalents	$7,495	$5,482
Accounts receivable, net	8,889	5,668
Inventories, net	12,863	7,845
Deferred income taxes	1,010	—
Other current assets	633	766

Total current assets	30,890	19,761
Property and equipment, net	11,380	10,820
Other assets	198	143

Total Assets	$42,468	$30,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,422	$7,440
Deferred income taxes	717	—
Long-term debt, less current installments	3,841	2,386
Deferred rent	220	—
Long-term pension liability	140	121

Total Liabilities	18,340	9,947

Stockholders’ Equity	24,128	20,777

Total Liabilities and Stockholders’ Equity	$42,468	$30,724

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004	2003
NET SALES	$23,350	$16,061	$78,534	$55,962
Cost of goods sold	17,874	12,414	59,964	42,781

Gross profit	5,476	3,647	18,570	13,181
Selling, general & administrative expenses	4,279	3,347	15,188	12,012

INCOME FROM OPERATIONS	1,197	300	3,382	1,169
Other expense, net	(242)	(27)	(358)	(17)

INCOME BEFORE INCOME TAXES	955	273	3,024	1,152
Provision (benefit) for income taxes	(47)	26	24	47

NET INCOME	$1,002	$247	$3,000	$1,105

NET INCOME PER COMMON SHARE:
Basic	$0.17	$0.04	$0.51	$0.19

Diluted	$0.15	$0.04	$0.48	$0.18

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,881,440	5,815,132	5,843,241	5,809,140

Diluted shares	6,606,264	6,071,709	6,304,167	6,021,155